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                                 Exhibit 3.5

                         CERTIFICATE OF AMENDMENT TO THE
                         CERTIFICATE OF INCORPORATION OF
                             PARTNERS IN CARE, CORP.


TO:      Department of the Treasury
         State of New Jersey

         Pursuant to the provisions of Section 14A:7-2 and Section 14A:9-4 of the New Jersey Business Corporation Act, the undersigned Partners in Care, Corp. (the "Corporation") executes the following Certificate of Amendment to its Certificate of Incorporation.

         1. The name of the Corporation is Partners In Care, Corp.

         2. The following resolution amending the Certificate of Incorporation of the Corporation was approved by the Board of Directors of the Corporation on the 7th day of January, 2002:

         It is resolved, that the following Article Ninth shall be added to the Certificate of Incorporation of the Corporation and that said Article Ninth shall read as follows:

         NINTH.

         (a) Ownership of Class C Shares. Ownership of shares of Class C Stock of the corporation shall be strictly limited to the following persons:

                  (i) Employees of Partners in Care, Corp. who participate in any Incentive Stock Option Plan of Partners in Care, Corp.; and

                  (ii) Those holders of Class A shares who, due to retirement from the practice of medicine, are no longer eligible to own said Class A shares.

         (b) Transfer of Class C Shares. Holders of Class C Stock of the Corporation may not sell or transfer less than all of the Class C shares which he or she owns. Holders of Class C Stock of the corporation may sell, transfer or assign such stock only to the following:

                  (i)  Partners in Care, Corp.; or

                  (ii) A person who meets the requirements of Article Ninth (a), above.

         (c)      Purchase Price upon Transfer of Class C Shares.

                  (i) The purchase price to be paid upon the sale of Class C Stock to the Corporation shall be the price established by the annual valuation conducted by Partners in Care, Corp.'s




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independent financial consultation, using the valuation closest in time to the date the seller tenders his or her shares.

                  (ii) Payment of the purchase price upon the sale of Class C Stock to the Corporation shall be made in sixty (60) equal monthly installments, without interest, commencing thirty (30) days after the seller tenders his or her shares to the Corporation.

         3. The number of Directors voting for and against such amendment is as follows:

                  Number of Directors Voting         Number of Directors Voting
                  for Amendment                      Against Amendment

                  4  Class A                         0  Class A
                  5  Class B                         0  Class B

         4. The remainder of the Certificate of Incorporation, except as to the paragraph added herein, remains in full force and effect.

Dated this 7th day of January, 2002

                                    PARTNERS IN CARE, CORP.

                            By: s/s Dennis G. Wilson
                                -------------------------------
                                DENNIS G. WILSON
                                President & CEO



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